Exhibit 99.1

SPCC REPORTS SECOND QUARTER 2005 ECONOMIC RESULTS

LIMA, PERU, July 18, 2005- Southern Peru Copper Corporation (NYSE and LSE: PCU) (SPCC) today reported net earnings of $307.2 million, or diluted earnings per share of $2.09, for the second quarter of 2005 compared with $239.6 million, or diluted earnings per share of $1.63, for the second quarter of 2004.  For the first half of 2005, net earnings were $605.6 million, or diluted earnings per share of $4.11, compared to $422.6 million, or diluted earnings per share of $2.87 in 2004.

Sales of products were $958.0 million in the second quarter of 2005 compared with $722.2 million in the second quarter of 2004, an increase of 32.6% over the 2004 period.  Sales of products for the first half of 2005 were $1,904.1 million compared with $1,324.7 million for the same period of the previous year, an increase of 43.7%.

The average price for copper on the London Metal Exchange (LME) in the second quarter of 2005 was $1.54 per pound compared with $1.27 per pound in the 2004-second quarter.  The average price for copper on the New York Commodity Exchange (COMEX) in the second quarter of 2005 was $1.53 per pound, compared with $1.23 per pound in the second quarter of 2004.  The average price for zinc on the LME in the second quarter of 2005 was $0.58 per pound compared with $0.47 per pound in the 2004-second quarter.  The average Metals Week Mean price for molybdenum one of SPCC’s principal by-products, was $35.27 per pound in the second quarter of 2005, compared with $14.57 per pound in the second quarter of 2004.  The price of silver, on the COMEX was higher at $7.16 per ounce in the second quarter of 2005, compared with $6.25 per ounce in the second quarter of 2004.

Mine copper production decreased 7.7% to 371.9 million pounds in the second quarter of 2005 compared with the second quarter of last year.  This decrease of 31.0 million pounds included 34.5 million pounds from the Peruvian operations partially offset by an increase of 3.5 million pounds from Mexican mines.  The decrease in Peruvian mine production was the result of lower ore grades in the 2005 period.  The increase of 1.7 million pounds in the production from the Mexican mines was due to higher ore milled despite of lower ore grade.  In addition, an increase of 1.8 million pounds in SX/EW plant production was due to higher volume of PLS processed partially offset by lower grade of PLS.

Reporting on the Company’s modernization program, Mr. Oscar Gonzalez Rocha, President and CEO of SPCC, said “The Ilo smelter modernization project is moving ahead on schedule with detailed engineering almost completed and preliminary construction work in process in order to finish by the end of 2006; however, the anode casting wheels part of this project is scheduled to be completed in the fourth quarter of this year and we will replace blister bar production with anodes. This will allow us to directly feed the refinery and eliminate the current cost of re-smelting blister into anode form.  Additionally the Company’s leaching dumps, crushing and conveying project at the Toquepala mine is also progressing on schedule.  The leaching dumps project investment through June 2005 is $60.6 million.  This project is nearing completion and is expected to be operational in the third quarter of this year, with projected annual operating cost saving of $25 million.”

On April 1, 2005, SPCC completed its acquisition of Minera Mexico (MM) pursuant to the Agreement and Plan of Merger (Agreement), dated as of October 21, 2004.  SPCC acquired a 99.1463% interest in MM in exchange for the issuance of 67,207,640 shares of common stock.  Grupo Mexico’s interest in SPCC, through subsidiaries, increased from 54.2% to 75.1%.  In addition, in compliance with the Agreement, SPCC paid a $100 million transaction dividend and MM reduced its outstanding net debt to less than $1.0 billion.

Southern Peru Copper Corporation

SUMMARY OF EARNINGS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	%	2005	2004	%
	(in millions, except for per share data)
Sales	$958.0	$722.2	32.7	$1,904.1	$1,324.7	43.7

Earnings before taxes on income and minority interest of investment shares	419.2	334.0	38.5	865.4	578.1	57.2

Taxes on income	110.7	90.5	70.3	256.8	147.8	103.1

Minority interest of investment shares	1.3	3.9	(66.7)	3.0	7.7	(61.0)

Net earnings	307.2	239.6	28.2	605.6	422.6	43.3

Weighted average common shares outstanding (Basic)	147.2	147.2		147.2	147.2
Weighted average common shares outstanding (Diluted)	147.2	147.2		147.2	147.2

Per common share amounts:
Net earnings - Basic and Diluted	$2.09	$1.63		$4.11	$2.87
Dividends paid	$2.38	$0.54		$3.63	$0.81

Southern Peru Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	%	2005	2004	%
	(in thousands, except for per share data)
Net sales	$958,012	$722,225	33	$1,904,087	$1,324,748	44

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion, shown separately below)	413,929	311,706	33	803,499	574,340	40

Selling, general and administrative expenses	20,683	17,380	19	39,003	33,998	15
Depreciation, amortization and depletion	70,544	47,769	48	131,511	95,300	38
Exploration	5,496	3,257	69	10,844	6,920	57
Total operating costs and expenses	510,652	380,112	34	984,857	710,558	39

Operating income	447,360	342,113	31	919,230	614,190	50

Interest expense	(18,239)	(31,122)	(41)	(43,505)	(61,897)	(30)
Capitalized interest	2,684	1,466	83	4,953	2,803	77
Gain (loss) on derivative instruments	(4,845)	—	—	(12,121)	—	—
Gain (loss) on debt prepayments	(5,674)	—	—	(9,694)	—	—
Other income (expense)	(5,133)	19,278	99	(1,993)	19,446	113
Interest Income	3,038	2,289	33	8,490	3,625	134

Earnings before taxes on income and minority interest	419,191	334,024	38	865,360	578,167	57

Taxes on income	110,635	90,546	70	256,756	147,800	103
Minority interest of investment shares	1,335	3,918	(66)	3,022	7,729	(61)

Net earnings	$307,221	$239,560	28	$605,582	$422,638	43

Per common share amounts:
Net earnings - basic and diluted	$2.09	$1.63	28	$4.11	$2.87	43
Dividends paid	$2.38	$0.54	341	$3.63	$0.81	348

Weighted average common shares outstanding (basic)	147,226	147,222		147,226	147,222
Weighted average common shares outstanding (diluted)	147,226	147,231		147,226	147,231

Southern Peru Copper Corporation

CONDENSED COMBINED BALANCE SHEET

(Unaudited)

	June 30,	December 31,
	2005	2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents (1)	$471,168	$710,707
Marketable securities	—	45,267
Accounts receivable, net	317,181	474,224
Inventories	366,046	352,377
Other current assets,net	233,414	52,966
Total current assets	1,387,809	1,635,541

Property, net	3,109,551	3,068,486
Capitalized mine stripping costs, net	315,009	318,116
Intangible assets, net	266,388	258,117
Other assets, net	54,912	38,933
Total Assets	$5,133,669	$5,319,193

LIABILITIES
Current liabilities:
Current portion of long-term debt	$50,186	$152,314
Accounts payable	216,311	142,362
Accrued income taxes	244,738	293,295
Accrued liabilities	227,865	373,947
Total current liabilities	739,100	961,918

Long-term debt	1,070,433	1,177,974
Deferred income taxes	309,947	243,600
Other liabilities and reserves	30,284	105,179
Asset retirement obligation	5,830	5,643
Total non-current liabilities	1,416,494	1,532,396

MINORITY INTEREST	10,765	11,284

STOCKHOLDERS’ EQUITY
Common stock (a)	723,326	725,150
Retained earnings	2,243,984	2,088,445
Total stockholders’ equity	2,967,310	2,813,595
Total Liabilities, Minority Interest and Stockholders’ Equity	$5,133,669	$5,319,193

(1)	The decrease in cash and cash equivalents is primarily a result of dividends paid, as well as our final 2004 income tax payment of $172 million.

Southern Peru Copper Corporation

METAL PRODUCTION AND SALES

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	%	2005	2004	%

Copper (000s pounds)
Mined	371,900	402,900	(7.7)	728,500	799,800	(8.9)
Refined	359,900	335,100	7.4	714,900	663,400	7.8
Sales	377,200	412,900	(8.6)	737,500	764,200	(3.5)

Silver (000s ounces)
Mined	4,507	7,288	(38.2)	9,160	9,349	(2.0)
Refined	2,207	1,913	15.4	4,048	3,404	18.9
Sales	4,721	5,015	(5.9)	9,700	10,000	(3.0)

Molybdenum (000s pounds)
Mined	7,921	7,081	11.9	16,786	14,134	18.8
Sales	7,220	7,233	(0.2)	15,946	14,173	12.5

Zinc (000s pounds)
Mined	81,800	73,900	10.7	158,300	147,600	7.2
Refined	43,600	48,200	(9.5)	103,600	108,700	(4.7)
Sales	79,000	69,000	14.5	158,200	134,300	17.8

Southern Peru Copper Corporation

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(in thousands)		(in thousands)

OPERATING ACTIVITIES:
Net earnings	$307,221	$239,560	$605,582	$422,638
Depreciation, amortization and depletion	70,544	47,769	131,511	95,300
Capitalized mine stripping	(12,827)	(11,125)	(23,609)	(17,708)
Minority interest of investment shares	1,335	3,918	3,022	7,729
Cash provided from (used for) operating assets and liabilities	(188,755)	50,452	(195,376)	(34,242)
Other, net	48,104	19,968	65,110	33,724
Net cash provided from operating activities	225,622	350,542	586,240	507,441

INVESTING ACTIVITIES:
Capital expenditures	(97,000)	(63,902)	(195,162)	(133,076)
Other, net	(14,862)	(7,380)	28,912	(7,249)
Net cash used for investing activities	(111,862)	(71,282)	(166,250)	(140,325)

FINANCING ACTIVITIES:
Debt incurred (repaid)	(99,562)	(185,148)	(218,605)	(193,790)
Escrow (deposits) withdrawals on long-term loans	(311)	(241)	(311)	(5,241)
Dividends paid	(350,043)	(43,368)	(450,043)	(64,973)
Distribution to minority interest	(2,729)	(339)	(3,509)	(507)
Treasury stock and investment share purchases, net	123	(22)	123	(27)
Net cash provided from (used for) financing activities	(452,522)	(229,118)	(672,345)	(264,538)

Effect of exchange rate changes on cash	596	284	12,816	832

Net increase in cash and cash equivalents	(338,166)	$50,426	(239,539)	$103,410